Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Consilium Acquisition Corp I, Ltd.

Ft. Lauderdale, FL

We hereby consent to the incorporation by reference in this Registration Statement pursuant to Rule 462(b) of our report dated December 9, 2021, relating to the financial statements of Consilium Acquisition Corp I, Ltd., which is included in the Registration Statement on Form S-1, File No. 333-261570. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Charlotte, NC

January 12, 2022